AS OF MAY 27, 2003

ARTICLES OF ASSOCIATION

Translation for convenience only French version prevails

T I T L E I

FORM - CORPORATE NAME - PURPOSE - REGISTERED OFFICE - TERM

ARTICLE 1

Form

There exists among the owners of the shares representing the registered capital, together with those which might be created at a later date, a public limited company ("société anonyme") controlled under the dispositions of Section 2 of the French Commercial Code, and under all other legal provisions in force as well as by the present Articles of Association.

ARTICLE 2

Corporate Name

The company’s corporate name is: PECHINEY

ARTICLE 3

Purpose

The purpose of the company, both in France and abroad, is as follows:

- the manufacture, processing, and sale of all chemical, metallurgical, electrochemical and electrometallurgical products and of all packaging products, together with their derivatives, compounds, sub-products and raw materials;

- the manufacture and sale of all equipment required for the manufacture and processing of these products;

- the prospecting, seeking out, extraction or exploitation of all deposits of minerals or mineral substances and of all sources of energy;

- all creations and exploitations of industrial establishments, all industrial, commercial, securities, real estate, and financial transactions relative to the manufacture of these products.

The Company is entitled to engage in these transactions either for its personal account, alone or through participation, in various partnerships or societies with any other persons, or on behalf of any natural person or legal entity, French or foreign.

The Company’s purpose is also to participate directly or indirectly in all commercial, industrial, and financial transactions which are related directly or indirectly to its purpose through the creation of new companies, contributions, the subscription for or purchase of company rights, mergers, joint-venture companies, or any other form whatsoever.

Generally speaking, the company is entitled to engage in all commercial, industrial, agricultural, securities, real estate, and financial transactions relating to the purposes specified above.

ARTICLE 4

Registered Office

The registered office is located in PARIS (75116), 7 place du Chancelier Adenauer.

ARTICLE 5

Term

The term of the Company, which was extended by a decision of the Extraordinary General Meeting held on 10 November 1951, is to expire on 30 September 2051, barring early winding-up or new extension.

T I T L E I I

REGISTERED CAPITAL - SHARES - BONDS

CHAPTER I

CAPITAL

ARTICLE 6

Amount and composition of the registered capital

The capital is fixed at 1,259,997,440.75 €. It is divided into 82,622,783 shares with a face value of 15.25 euro each, fully paid-up.

CHAPTER II

INCREASE AND REDUCTION IN CAPITAL

ARTICLE 7

Increase in capital

The Extraordinary General Meeting of Shareholders is entitled, under the conditions laid down by the law, to increase registered capital or to delegate the powers necessary for this purpose to the Board of Directors.

If the increase takes place through the issuance of shares with a premium, this premium shall not be considered a profit to be distributed in the same way as ordinary profits; the premium shall constitute an additional payment separate from the capital and, barring a decision to the contrary by the meeting deliberating on the issue, shall be paid to the “Share Premium Reserves”, which reserves shall belong exclusively to the shareholders, in order to be distributed among them or to receive any other appropriation decided on by the Ordinary or Extraordinary General Meeting of Shareholders.

ARTICLE 8

Right to preferential allotment

Proportionally to the amount of their shares, shareholders have a right to the preferential allotment of the shares paid in cash issued in order to carry out an increase in capital. This right to preferential allotment shall be exercised under the conditions, methods and time limits provided for by the legislation in force.

Shareholders are entitled to renounce their preferential rights on an individual basis.

The General Meeting, which decides on the increase in capital, is entitled to cancel the right to preferred allotment. Under penalty of the invalidity of the deliberation, it shall rule on this matter based on the report of the Board of Directors and on that of the Statutory Auditors established in accordance with official regulations.

ARTICLE 9

Reduction in capital

The Extraordinary General Meeting is entitled to decide on the reduction in capital. It is entitled to delegate full powers to the Board of Directors in order to carry it out. Under no circumstances can the reduction in capital infringe upon the equality of the shareholders’ rights.

CHAPTER III

SHARES

ARTICLE 10

     Nature and form of the securities

Identification of holders of the securities

Obligation to declare excess of statutory thresholds

Fully paid-up shares can be either registered or to the bearer, as the interested parties so wish, subject to the legal and regulatory provisions in force.

The Company may at any time, in accordance with the legal and regulatory conditions in force, ask the organization in charge of the clearing of the securities to inform it of the name and year of birth or, in the case of an artificial person, the corporate name and year of incorporation, the nationality and the address of the holders of securities giving voting rights at Meetings, whether immediately or at a later date, and for the quantity of securities held by each of them, and, as the case may be, any restrictions which may affect the securities.

Without prejudice to the thresholds allowed for by the first paragraph of article L.233-7 of the French Commercial Code, any shareholder, whether acting individually or severally, who comes into possession, whether directly or in the conditions laid down by article L.233-9 of the French Commercial Code, of 0.5 % or more of capital or voting rights in the Company, or a multiple of said percentage, shall, within fifteen days of the record being made in the securities account which allows him to reach or exceed said threshold or each of its multiples, declare, by registered mail with acknowledgment of receipt, the number of shares or voting rights which he holds in the Company.

The declaration mentioned in the above paragraph shall also be made when the percentage of capital or voting rights held falls below the above-mentioned thresholds.

In the event of failure to make due declarations under the above conditions, the shares exceeding the fraction which should have been declared shall have no voting rights in the conditions laid down by the sixth paragraph of article L.233-7 of the French Commercial Code, at the request of one or more shareholders together holding at least 0.5 % of capital or voting rights in the Company.

The aforementioned declarations must also be made as required and under the penalty set forth by applicable laws and regulations, by the registered securities intermediary acting on behalf of shareholders who are not French residents in the meaning of article 102 of the French Civil Code, to the Company or the accredited securities agent with which securities account are kept.

ARTICLE 11

Transfer of securities

The shares, or any other transferable security issued on French territory, are represented, and may be transferred, in such fashion as is allowed for by the law.

ARTICLE 12

The paying up of shares

The amount of shares to be subscribed for in cash, which can be created in the course of the existence of the Company, shall be payable following the decision taken by the General Meeting or by the Board of Directors intervening though delegation either in full at the time of subscription or one-fourth at subscription and the remainder at the periods and in the proportions to be determined by the Board of Directors in accordance with the official regulations in force.

If the shares are issued with a premium, then the amount of this premium must be paid up at the time of subscription.

In the event that the subscriber fails to pay up at the periods set by the Board of Directors, the amounts due shall ipso jure, from the due payment date onwards, bear interest at the legal rate of interest plus three points, without prejudice to the other legal recourses and sanctions allowed for by the law.

ARTICLE 13

Indivisibility of shares

Each share is indivisible with regard to the Company, which acknowledges only one single owner for each.

For every Meeting, the voting right attached to the share belongs to the beneficiary.

ARTICLE 14

Rights and obligations attached to shares

Each share includes a right to ownership of the Company’s assets and to the winding-up premium to an amount equal to the portion of the Company’s assets which it represents.

All securities which make up the Company’s capital, presently or at a future date, shall be classed together as far as tax expenses are concerned. Consequently, all taxes and duties which, for any reason whatsoever, might, due to the reimbursement of the capital, become payable only for certain securities, either in the course of the existence of the Company or at the time of its winding-up, shall be shared among all of the securities making up the capital at the time of this reimbursement or these reimbursements in such a manner that, while possibly taking account of the non-amortized face value of the securities and of their respective rights, all present or future securities confer upon their owners the same effective advantages and entitle such owners to receive the same net amount.

Each time that it is necessary to own a certain number of shares in order to exercise a right, it is the responsibility of those owners who do not possess this number to create a group corresponding, if need be, to the required number of shares.

T I T L E I I I

ADMINISTRATION AND MANAGEMENT OF THE COMPANY

ARTICLE 15

Board of Directors - Composition - Duration of functions

A) The Company shall be administered by a Board of Directors comprising:

1.	Directors appointed by the Ordinary General Meeting.
They shall be at least nine and no more than eighteen in number.
An artificial person may be appointed Director; upon its being appointed or co-opted, such person shall nominate a permanent representative.

In the event of the vacancy of one or more seats of the Directors representing the shareholders as a result of death or resignation, the Board of Directors may proceed to make provisional appointments which shall be put to the approval of the next Ordinary General Meeting.
2.	Directors who are salaried employees of the Company or its direct or indirect subsidiaries and are elected by the salaried personnel of the Company and of its direct or indirect subsidiaries, the registered office of which is located on French territory.

   They shall be two in number, one of whom shall represent executive personnel ("cadres") and the other non-executive personnel, if the Board of Directors comprises fewer than twelve members. These two Directors shall be elected by separate electorates and on a majority basis in a two-round ballot.
  They shall be three in number, one of whom shall represent executive personnel and the other two non-executive personnel, if the Board of Directors comprises twelve members or more. The Director representing executive personnel shall be elected by the executive electorate on a majority basis in a two- round ballot. The two Directors representing non-executive personnel shall be elected from lists on a proportional representation basis, with no mixing of electoral lists by voters, the highest-scoring candidates remaining in the poll.

Election procedures for the Directors elected by the salaried personnel

The first Directors elected by the salaried personnel shall take up their functions at the first Board of Directors Meeting held after the announcement of the full results of the first elections. Prior to that date, the Board of Directors shall be validly constituted solely of those Directors appointed by the shareholders' General Meeting. The directors elected at a later date by the salaried personnel shall take up their functions after the expiry of the normal term of office of the outgoing directors, at the time of the first meeting of the Board of Directors which follows the announcement of the full results of their elections; until this announcement, the Board of directors shall validly meet and deliberate. In the event of early termination of functions of a director elected by the salaried personnel, the vacancy will be offered to his replacement in accordance with applicable laws and regulations; in the event of termination of functions of this replacement, the Board of Directors shall validly meet and deliberate until the announcement of the full results of the following elections.

In any event other than the termination before its normal term of office of the replacement of a director elected by the salaried personnel, should the maintaining of the number of Directors elected by salaried personnel, as provided for by the present Articles of Association, require new elections for any reason whatsoever, these shall be organized without delay; the new Directors thus nominated shall take up their functions as soon as the results of the election are announced. The Board of Directors may validly meet and deliberate until that date.

The following time limits shall be respected for each electoral operation:

  the date of the election shall be published at least eight weeks prior to the date of the ballot, the lists of voters shall be published at least six weeks before the date of the ballot, candidacies shall be submitted at least five weeks before the date of the ballot, the lists of candidates shall be published at least five weeks before the date of the ballot, - the documents needed to vote by correspondence shall be sent out at least three weeks before the date of the ballot.

Candidacies or lists of candidates, other than those presented by a representative labor union organization, shall be accompanied by a document presenting the candidates and bearing the names and signatures of at least one hundred voters.

The ballot shall be held on one day only, at the workplace and during working hours. Nevertheless, the following may vote by correspondence:

  salaried employees absent on the day of the ballot,
  salaried employees working abroad,
  salaried employees in a department, in an office, or assigned to a subsidiary in France without a polling station, or who are unable to vote in another polling station.

Each polling station shall comprise three voting members. The eldest of the three shall act as chairman, and shall be responsible for the proper performance of the voting operations.

The count shall take place at each polling station as soon as voting has closed; the record shall be drawn up as soon as the count has been completed.

The records shall be sent immediately to the company's registered office, where a station shall be set up to centralize the results, draw up the recapitulative record, and proceed with the announcement of the results.

Ballot procedures not stipulated by law or by the present Articles of Association shall be laid down by the Chairman of the Board of Directors after consulting the representative labor organizations.

3.	A Director representing salaried personnel and former salaried personnel of the Company, or of the companies which are affiliated to it within the meaning of article L.255-180 of the French Commercial Code, who are also shareholders in the sense of article L.225-102 of the French Commercial Code ("shareholding personnel").
The Director representing the Company's shareholding personnel shall be put forward by the shareholding personnel and appointed at a General Meeting of the Company's shareholders.

3.1.	Nomination of candidates put to the General Meeting:
The shareholding personnel shall put forward at least two candidates to represent them on the Board of Directors.
These candidates shall be nominated in accordance with the following procedure :

a.

The supervisory board of the various employee mutual investment funds governed by the provisions of articles L.214-39 et seq. of the French Financial and Monetary Code, which hold shares in the Company shall, when it exercises the voting right attached to said shares, nominate at least two candidates from among its members who represent employees holding shares in these funds, to be submitted to the Chairman of the Board of Directors.

If these funds do not have a common supervisory board, the Chairman of the Board of Directors holds a full meeting of all the members of any supervisory boards of those funds, to enable them to nominate two candidates among those of them who represent the salaried personnel holding shares in those funds. For this nomination, each member of a supervisory board has a single vote. During this meeting, each member of a supervisory board may represent one or several other members of same supervisory board. The two candidates whose appointment shall be proposed to the shareholders are those who receive the greatest number of votes cast by the members present or represented at the aforementioned meeting. If several candidates receive the same number of votes, the nominated candidate is the candidate holding the greatest number of shares in any of these funds. The conditions for drawing up the list of candidates to be presented at this meeting, as well as any ballot procedures not laid down by the law or by these Articles of Associations, are defined by the Chairman of the Board of Directors.

b.

The Chairman of the Board of Directors shall proceed to meet, or consult in writing, the shareholding personnel who directly exercise the voting right attached to the shares which they hold in the Company, whether directly or through an employee mutual investment fund governed by the provisions of articles L.214-39 et seq. of the French Financial and Monetary Code, in order to nominate those candidates on the previously drawn-up list of candidates for the post of Director whose appointment shall be put to the General Meeting.

Such nomination shall take place according to the number of votes, expressed as voting rights attached to the shares held by each voter, that is obtained by each candidate; only those candidates obtaining at least 5 % of the voting rights held by the shareholding personnel to be consulted in accordance with the above procedure shall be put to the General Meeting.

The conditions for drawing up the list of candidates to be presented at the meeting or for the direct consultation of the shareholding personnel, as well as any ballot procedures not laid down by the law or by the present Articles of Association, shall be defined by the Chairman of the Board of Directors.

The shareholding personnel shall have five days, as from receiving the list of shareholding employees who have stood for election, in which to give their decision in writing.

Any shareholding employee who does not reply in the time allowed shall be considered as having chosen to abstain.

c.	For each of the procedures for nominating candidates (a) and (b), a record shall be drawn up stating either the candidates nominated by the members of supervisory boards of the employee mutual investment funds governed by the provisions of articles L.214-39 et seq. of the French Financial and Monetary Code, or the number of voting rights obtained by each of the candidacies which are subject to a vote by the shareholding personnel who directly exercise the voting rights attached to their shares. A list of all validly nominated candidates shall be drawn up. This list shall include at least two candidates. The records and the list of candidates shall be attached in appendix to the notice to attend the General Meeting called to appoint the Director representing the shareholding personnel.

3.2.

Procedures for appointment by the Ordinary General Meeting:

The candidate who, out of those referred to in 3.1 above, obtains the greatest number of votes from the shareholders present or represented at the Ordinary General Meeting shall be appointed as the Director representing shareholding personnel.

Should the vote be split, or in the event that no candidate obtains any votes, the candidate whose employment contract with the company, or with one of the companies which are affiliated to it within the meaning of article L.255-180 of the French Commercial Code, is the longest standing shall be elected.

3.3.

Appointment ; renewal or replacement at the end of a term of office:

A director representing shareholding personnel is appointed as set forth in 3.1. and 3.2. above -- or is renewed or replaced as set forth in 3.1. and 3.2. above after expiration of the term of his office or in the event of his early termination as a result of death, resignation, dismissal or termination of his employment agreement -- by the next shareholders’ meeting to which the report presented by the Board of Directors in accordance with Article L.225-102 of the French Commercial Code establishes that the shares of the Company held by the shareholding personnel in the meaning of said article represent, in accordance with the provisions of Article L.225-23 of the French Commercial Code, more than 3 % of the Company’s share capital. In the meantime, the Board of Directors shall validly meet and deliberate.

B) The duration of the directors' term of office shall be four years..

ARTICLE 16

Function-related shares

Unless exempted by the law, each director shall be the owner of at least two hundred shares in the Company for the duration of his term of office.

If, on the day of his appointment, a Director is not owner of the required number of shares or if, during his term of office, he ceases to own the required number of shares, he is automatically considered as having resigned if he does not rectify the matter within three months.

ARTICLE 17

Presidency – Organization of the Board of Directors – Committees

The Board of Directors elects, among its members who are individuals, a Chairman and determines his remuneration and term of office.

The Chairman of the Board of Directors represents the Board of Directors. He organizes and supervises its work and reports to the Shareholders' Meeting in connection thereof. He takes care of the good functioning of the corporate bodies of the Company and, in particular, ensures that the directors are in a position to complete their duties.

The Board of Directors adopts the internal rules which are applicable to it, as well as any amendment to these rules as it deems necessary. It appoints a secretary, who does not have to be a shareholder or a member of the Board of Directors.

The Board of Directors may decide to create committees to examine matters on which the Board or its Chairman may require an opinion.

The Board lays down the composition and the competence of committees working under its authority. The committees may comprise directors or any other person, who may receive remuneration as set by the Board.

ARTICLE 18

Meetings

The Board of Directors shall meet upon notice to attend by its Chairman. The Chairman of the Board of Directors must also, under the conditions provided for by the law, proceed with this notice upon request of one third of the members of the Board of Directors or upon request of the Chief Executive Officer if the functions of the latter are not assumed by the Chairman of the Board of Directors. The Board of Directors shall meet at the registered office or at any other place indicated at the time of the notice.

Notices to attend are made by any means, and may be given verbally.

In order for deliberations to be valid, the participation of no fewer than one-half of the members in office is required.

Decisions shall be taken with the majority of votes of the members participating to, or represented at, the meeting; in the event of an even vote, the Chairman has the casting vote.

At each meeting, any Director is entitled to give his power of attorney by letter or by telecopy to another Director for the purpose of voting in his stead; no Director shall represent more than one of his colleagues.

In the event of the Chairman's absence, the Board of Directors shall appoint a chairman for the meeting, who must be chosen from among the Directors.

At the Chairman’s request, members from the Company’s Management are entitled to attend the deliberations of the Board of Directors. They are bound by the same obligations of secrecy as Directors.

ARTICLE 19

Minutes - Copies or extracts

The deliberations of the Board of Directors shall be recorded in the minutes signed by the Chairman of the meeting and by at least one Director. In the event that the Chairman is prevented from signing, the minutes shall be signed by no fewer than two Directors. These minutes shall be drawn up on separate sheets of paper, numbered and initialed in continuous order, and bound together in a special volume, all under the conditions specified by the legislation and regulations in force.

Copies or extracts from the minutes of the deliberations shall be legally certified by the Chairman of the Board of Directors, a General Manager, the Director appointed temporarily to the functions of Chairman, or by an authorized representative empowered for this purpose.

The production of a copy or of an extract from the minutes constitutes sufficient proof of the number of Directors in power as well as their participation to or representation at a deliberation of the Board of Directors.

ARTICLE 20

Powers

The Board of Directors determines the business orientations of the Company and ensures that they are implemented. Subject to the powers expressly attributed by law to the shareholders' meetings or to the Chairman of the Board of Directors, or to Chief Executive Officer if the functions of the latter are not assumed by the Chairman of the Board of Directors, and within the limit of the corporate purpose, the Board of Directors addresses any issue which concerns the good functioning of the Company and deliberates to resolve any matter pertaining to the Company. It conducts any inspections and examinations it deems necessary. Generally, he makes every decision and exercises every prerogative that falls within its scope of jurisdiction as provided for by applicable laws or regulations or by these Articles of Association.

The Board of Directors may grant any delegation of powers to any representative of its choosing, within the limits of the powers given it by the law and the present Articles of Association.

ARTICLE 21

General Management - Delegation of powers

1.	The general management of the Company is assumed by, and is the responsibility of, either the Chairman of the Board of Directors in his capacity as Chairman and Chief Executive Officer, or an other individual in his capacity as Chief Executive Officer who is appointed by the Board of Directors which fixes the term of his office. The Board of Directors chooses between these two ways of taking on the general management at the time of appointment or renewal of the Chairman of the Board of Directors, or of the Chief Executive Officer if the functions of the latter are not assumed by the Chairman of the Board of Directors. This choice remains valid until the expiration of term of any of these offices, or until the Chairman of the Board of Directors decides to no longer assume the functions of Chief Executive Officer, or by decision of the Board of Directors during a shorter period that may not be less than one year.

2.

The Chief Executive Officer, or the Chairman of the Board of Directors if the latter assumes the functions of Chief Executive Officer, is invested with the fullest powers to act on behalf of the Company in all circumstances. He exercises these powers within the limits of the corporate purpose and subject to the powers that the law specifically gives to shareholders’ meetings or to the Board of Directors. He represents the Company in its relations with third parties. He may delegate any power to any representatives of his choice within the limits of those which are conferred to him by the law and these Articles of Association.

Any limitation of such powers by decision of the Board of Directors is without effect with respect to third parties.

3.	In accordance with article 706-43 of the French Criminal Proceedings Code, the Chief Executive Officer, or the Chairman of the Board of Directors if the latter assumes the functions of Chief Executive Officer, may validly delegate, to any person of his choice, the power to represent the Company in connection with any criminal proceedings which may be brought against it.
4.	The Board of Directors may, at the proposal of the Chief Executive Officer, or of the Chairman of the Board of Directors if the latter assumes the functions of Chief Executive Officer, appoint any individual, whether or not a director, to assist the latter is his capacity as Chief Executive Vice-Officer. The maximum number of Chief Executive Vice-Officers that may be appointed is that number fixed by the law.

Each Chief Executive Vice-Officer can be dismissed at any time by the Board of Directors at the proposal of the Chief Executive Officer, or of the Chairman of the Board of Directors if the latter assumes the functions of Chief Executive Officer. In the event of death, resignation or dismissal of the Chief Executive Officer, or of the Chairman of the Board of Directors if the latter assumes the functions of Chief Executive Officer, and unless otherwise decided by the Board of Directors, each Chief Executive Vice-Officer keeps his functions and assignments until a new individual is appointed to assume the functions of Chief Executive Officer.

In agreement with the Chief Executive Officer, or with the Chairman of the Board of Directors if the latter assumes the functions of Chief Executive Officer, the Board of Directors determines the term of office and scope of powers assigned to each Chief Executive Vice-Officer.

With respect to third parties, each Chief Executive Vice-Officer has the same powers as the Chief Executive Officer, or as the Chairman of the Board of Directors if the latter assumes the functions of Chief Executive Officer.

ARTICLE 22

Remuneration of Directors

The Directors may obtain repayment from the Company for the expenses incurred in the exercise of their functions, on presentation of the relevant papers.

As per remuneration for their activities, the directors may receive, under the form of attendance fees, an annual sum freely apportioned among them by the Board of Directors in accordance with the annual lump sum determined by the Shareholders Meeting for that purpose.

The Board of Directors may also apportion extraordinary remuneration for assignments or mandates given to the Directors. Such remuneration is subject to the legal provisions relating to the conventions which are subject to the Board of Directors' prior authorization.

ARTICLE 23

Related Party Transactions

Any agreement to be entered directly or through interposed person between the Company and one of its directors, its Chief Executive Officer, one of its Chief Executive Vice-Officer, one of its shareholders holding a portion of the voting rights greater than 5% or, in this shareholder is a corporation, the company controlling this shareholder in the meaning of article L.233-3 of the French Commercial Code, must be submitted to the Board of Directors for prior approval, unless this agreement is a usual transaction and is entered on an arm's length basis.

Above provisions also apply to any agreement which is not a usual transaction entered on an arm's length basis, and in which one of the persons referred to in the preceding paragraph has an indirect interest.

Also subject to prior authorization is any agreement between the Company and an other firm which is not a usual transaction entered on an arm's length basis, if one of the directors, the Chief Executive Officer or a Chief Executive Vice-Officer of the Company is the owner, a partner indefinitely responsible, a manager, a director, a supervisory board member or, more generally, the boss of that firm.

These agreements are subject to the declarations, controls and approvals provided for under the law.

ARTICLE 24

Accountability of Directors and permanent representatives of artificial persons

Directors, including those elected by the employees or representing the shareholding employees, as well as the Chief Executive Officer if the functions of the latter are not assumed by the Chairman of the Board of Directors, shall be held accountable, as provided by law, whether individually or jointly as the case may be, to the Company or to third parties for breaches of legislative or regulatory provisions applicable to public limited companies, for violations of the Articles of Association, and for errors committed in their duties.

The permanent representative of an artificial person Director is subject to the same civil and penal liabilities as if he were a Director acting in his own name, without prejudice to the joint liability of the artificial person which he represents.

T I T L E I V

STATUTORY AUDITORS

ARTICLE 25

Auditing of the Company shall be performed by no fewer than two Statutory Auditors fulfilling the conditions of eligibility required under the law.

The Statutory Auditors shall be appointed by the Ordinary General Meeting.

Deputy Statutory Auditors, called on to replace the permanent Statutory Auditors in the event of death, unforeseen difficulties, or refusal, shall be appointed by the Ordinary General Meeting.

T I T L E V

GENERAL MEETINGS

CHAPTER I

PROVISIONS COMMON TO ALL GENERAL MEETINGS

ARTICLE 26

Authority of the General Meetings

The General Meetings comprise all holders of shares in PECHINEY, with the exception of the Company itself. They represent the shareholders as a whole

ARTICLE 27

Admittance - Representation

All shareholders have the right, upon presentation of proof of identity, to participate in General Meetings, by attending in person, returning a form for voting by correspondence, or by appointing a representative, on the following conditions :

  the name of holders of nominative shares must appear in the Company's registers, holders of bearer shares must transmit, to the locations mentioned in the notice calling the meeting, a certificate acknowledging the non-transferability of their shares until the date of the Meeting.

These formalities must be completed at least five days before the date of the Meeting. However, this five-day period may be shortened by a decision of the Board of Directors at the time the general shareholders’ meeting is convened. Moreover, any shareholder having completed these formalities may nonetheless sell all or part of his/her shares during the minimum period of registration of registered shares or non-transferability of bearer shares, in accordance with applicable laws and regulations.

A shareholder may, at any time, appoint another shareholder to represent him.

A shareholder who is not a French resident within the meaning in article 102 of the French Civil Code may appoint a registered securities intermediary to represent him at a shareholders’ meeting in accordance with applicable laws and regulations in force. Such shareholder is therefore considered present at this meeting for purposes of calculation of the quorum and majority.

Each shareholder may also, if the Board of Directors so permits at the time of convening of a general shareholders’ meeting, participate in this meeting by videoconference or by electronic means of telecommunication or remote transmission, subject to and in accordance with the applicable legislation and regulations. Such shareholder will therefore be considered present at this meeting for the calculation of the quorum and the majority.

The legal representatives of shareholding companies participate in the Meetings; they may appoint any representative of their choice to represent them in that quality.

ARTICLE 28

Notices to attend - Time limits

General Meetings shall be convened and shall deliberate under the conditions, including form and time conditions, provided for by applicable laws or regulations in force.

For all General Meetings, it is required that the Agenda be clearly displayed on the notices to attend.

ARTICLE 29

Agenda

The Agenda of the Meetings shall be drawn up by the author of the notice to attend.

However, one or more shareholders fulfilling the conditions set forth by the law, as well as the workers’ committee, are entitled within the conditions set forth by applicable laws and regulations to request proposed resolutions to be included on the agenda.

Meetings are not entitled to deliberate on questions which are not included on the Agenda.

ARTICLE 30

Place of the Meetings

General Meetings shall be held at the Company’s registered office, or at any other place indicated on the notices to attend.

ARTICLE 31

Quorum and majority

Meetings shall deliberate under the conditions of quorum and majority laid down by the law.

ARTICLE 32

Composition of the Meeting Committee

The General Meeting shall be chaired by the Chairman of the Board of Directors, or, in his absence, by the person delegated by him to exercise these functions.

The functions of scrutineer are carried out by the member or members at the Meeting holding the greatest number of votes and accepting these functions.

The Meeting Committee thus composed shall designate the Secretary, who doesn’t must to be a shareholder.

ARTICLE 33

Attendance Sheet

At each gathering of the General Meeting, there shall be drawn up an Attendance Sheet, established in accordance with the law.

The Meeting Committee is free to append to the Attendance Sheet the power of attorney bearing the last name, first name, and domicile of each principal, the number of shares which he holds, and the number of votes attached to these shares. In this case, the Meeting Committee is not required to record the notes concerning the represented shareholders on the Attendance Sheet, but the number of powers of attorney appended to the said Sheet shall be indicated thereon.

This Attendance Sheet, duly initialed by the shareholders and representatives, shall be certified exact by the members of the Meeting Committee.

ARTICLE 34

Voting rights

In all General Meetings, each shareholder who is a member of these Meetings has as many votes as shares which he owns or represents, with no other limitation than that which might result from legal provisions.

ARTICLE 35

Minutes of the Meetings - Copies or Extracts

The deliberations of the General Meetings shall be recorded in minutes drawn up on separate sheets of paper, numbered and initialed in continuous order and bound in a special volume, all under the conditions specified by the legislation and regulations in force.

Copies or extracts from the minutes of the deliberations shall be legally certified by the Chairman of the Board of Directors or by the Secretary of the Meeting.

CHAPTER II

ORDINARY GENERAL MEETING

ARTICLE 36

The Annual Ordinary General Meeting of Shareholders hears the Board of Directors’ Annual Report. It also hears the reports by the Statutory Auditors.

It discusses and decides upon all questions relating to the annual accounts and, if any, the consolidated accounts of the last ended fiscal year.

It shall determine the use of the profits and fix the dividends in compliance with Article 40 below.

It shall appoint the Statutory Auditors.

It shall rule on the special report of the Statutory Auditors relative to the agreements authorized by the Board of Directors in accordance with the legislation in force.

The General Meeting is entitled to authorize borrowings through the issuing of debentures.

CHAPTER III

EXTRAORDINARY GENERAL MEETING

ARTICLE 37

The Extraordinary General Meeting is entitled to introduce changes of any kind whatsoever, as authorized by the law, in all of the provisions of the Articles of Association. Moreover, it is entitled to decide on the creation of non-voting preferred shares under the conditions provided for by the legislation in force.

T I T L E V I

ANNUAL ACCOUNTS - APPROPRIATION OF PROFITS

ARTICLE 38

Accounting period

The accounting period shall commence on 1st January and finish on 31st December.

ARTICLE 39

Annual accounts

At the close of each fiscal year, the Board of Directors shall draw up the inventory and annual accounts in accordance with applicable laws and regulations in force.

T I T L E V I I

PROFITS - LEGAL RESERVES

ARTICLE 40

Profits - Distribution

Profit for the fiscal year, such as it appears on the income statement, is constituted by the difference between the proceeds and the expenses for the fiscal year, following deduction for depreciations and provisions.

From the profit for the fiscal year, decreased, if need be, by earlier losses, shall be made a deduction of no less than one-twentieth allocated to the formation of a fund for reserves called “Legal Reserves”.

When the said reserves have reached one-tenth of the capital, this deduction will cease to become compulsory; however, if for any reason whatsoever, the reserves should fall below one-tenth of the capital, the deduction will recommence. The distributable profit is constituted by the profit for the fiscal year, decreased by earlier losses as well as by sums to be added to the reserves in accordance with the law and increased by retained earnings.

From this distributable profit shall be deducted the amount that the ordinary shareholders’ meeting, upon proposal by the Board of Directors, will decide to declare among the shares proportionally to the quantity of the share capital each of them represents respectively.

At the proposal set forth by the Board of Directors, the General Meeting is entitled to decide on the putting up for distribution of sums deducted from the reserves which are at its disposal; in this case, the decision shall indicate precisely the reserve items from which the deductions are to be made.

Except in the event of a decrease in capital, no distribution can be made to shareholders when the shareholders’ equity is below or, as a result of such decrease in capital might fall below, the amount of the increased capital in the reserves, which is not allowed to be distributed under the law.

ARTICLE 41

Payment of dividends

The payment procedures for the dividends voted by the General Meeting are laid down by the Meeting, or, failing that, by the Board of Directors. Whichever the case may be, the cash payment of the dividends must take place within a maximum of nine months following the closing of the accounting period, except in the event of an extension by court authorization.

If a balance sheet drawn up during the course of, or at the end of, an accounting period and certified by the statutory auditors shows that the Company has made a profit since the closing of the previous accounting period and after constitution of any necessary amortization, depreciations and reserves, with previous losses and the sums put in reserves having been deducted, interim dividends may be distributed before the accounts for the financial year are approved. The amount of such interim dividends shall not exceed the amount of the profit thus defined.

Any dividend which is not claimed within five years of its payability has lapsed.

The General Meeting may grant each shareholder the option of payment in cash or in shares for the final dividends or the interim dividends, for all or part of the final dividends or the interim dividends, in accordance with the legislation in force.

ARTICLE 42

Use of legal reserves

The Annual General Meeting is entitled, at the proposal set forth by the Board of Directors and subject to legal regulations, to carry out any deductions on the reserves, other than the legal reserves and the appraisal increase credit, in order to pay or to complete a dividend to shares in the event of an insufficiency of the profits of an accounting period.

T I T L E V I I I

DISSOLUTION OF THE COMPANY AND WINDING-UP

JURISDICTION

ARTICLE 43

Winding-up - Appointment and powers of the liquidators

Unless otherwise provided for by the law, the General Meeting, at the Company’s expiration or in the event of early winding-up, shall decide on the method of winding-up and shall appoint one or more liquidators whose powers it alone shall determine.

Appointment of the liquidators shall bring the functions of the Directors to a close.

Throughout the duration of the winding-up, the General Meeting shall preserve the same powers.

Net proceeds from the winding-up, after settlement of the liabilities, shall be employed, firstly, to refund the paid-up and non-amortized amount of the shares; the surplus shall be distributed among all of the shares.

The shareholders shall be convened at the end of the winding-up in order to deliberate on the final account and on the final discharge of the management of the liquidators as well as to record the conclusion of the winding-up, which winding-up shall be published in accordance with the law.

ARTICLE 44

Jurisdiction

Any dispute which may arise concerning corporate matters during the duration of the Company or in the course of its winding-up, whether between the shareholders, the Directors and the Company or between the shareholders themselves shall be referred to the jurisdiction of the competent courts for the Company's registered office.

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